Exhibit 3.1

NINTH AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

WORLDSPAN, L.P.

Travel Transaction Processing Corporation, a corporation formed and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

A.                                   The present name of the limited partnership is Worldspan, L.P. (the “Partnership”).

B.                                     The original Certificate of Limited Partnership of the Partnership was filed with the Secretary of State of the State of Delaware on February 7, 1990.

C.                                     On June 30, 2003, (a) WS Merger LLC, the sole general partner of the Partnership (“WS Merger”), merged with and into the Partnership, (b) WS Merger ceased to be general partner of the Partnership, (c) Travel Transaction Processing Corporation (“TTPC”), as the sole member of WS Merger, was admitted to the Partnership as the sole general partner of the Partnership and (d) the Partnership was continued by TTPC, the sole general partner, without dissolution.

D.                                    This Ninth Amended and Restated Certificate of Limited Partnership amends and restates the Eighth Amended and Restated Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on June 30, 2003.

E.                                      This Ninth Amended and Restated Certificate of Limited Partnership has been duly executed and filed by the undersigned in accordance with the provisions of Section 17-210 of the Delaware Revised Uniform Limited Partnership Act.

F.                                      This Ninth Amended and Restated Certificate of Limited Partnership shall become effective immediately upon its filing with the Office of the Secretary of State of the State of Delaware.

G.                                     The Eighth Amended and Restated Certificate of Limited Partnership is hereby amended and restated in its entirety as follows:

1.                                       Name.  The name of the limited partnership is Worldspan, L.P. (the “Partnership”).

2.                                       Registered Office and Agent.  The address of the Partnership’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of the Partnership’s registered agent at such address is The Corporation Trust Company.

3.                                       General Partner.  The name and mailing address of the general partner of the Partnership is as follows:

Name	Address

Travel Transaction Processing Corporation	c/o Worldspan, L.P.
300 Galleria Parkway, N.W. Atlanta, Georgia 30339

IN WITNESS WHEREOF, the undersigned has caused this Ninth Amended and Restated Certificate to be duly executed as of this 30th day of June, 2003.

TRAVEL TRANSACTION PROCESSING CORPORATION

			By:	/s/ Rakesh Gangwal
				Name:	Rakesh Gangwal
				Title:	President and Chief Executive Officer

Agreed and Accepted:

WS HOLDINGS LLC

By:	/s/ Rakesh Gangwal
	Name:	Rakesh Gangwal
	Title:	President